Exhibit 99.7
LAST UPDATED 2/1/06
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Periods Ended December 31, 2005 and 2004
     This discussion explains the changes in our consolidated earnings for the three-month and twelve-month periods ended December 31, 2005 and 2004. Unaudited Condensed Consolidated Statements of Income for the three months and twelve months ended December 31, 2005 and 2004 follow this discussion. We will file our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 on or before March 16, 2006. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com). We have reclassified certain prior-period amounts to conform to our current-period presentation.
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     We have three principal business segments (determined by products, services and the regulatory environment):
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution;

•	our real estate segment, which consists of SunCor’s real estate development and investment activities; and

•	our marketing and trading segment, which consists of our competitive energy business activities, including wholesale marketing and trading and APS Energy Services’ commodity-related energy services.

     The following table summarizes net income for the three months and twelve months ended December 31, 2005 and 2004 (dollars in millions):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Regulated electricity	$15	$1	$167	$152
Real estate	10	30	35	40
Marketing and trading	(2)	6	16	29
Other (a)	1	1	5	26

Income from continuing operations	24	38	223	247
Discontinued operations — net of tax:
Real estate (b)	—	1	17	4
Marketing and trading (c)	(3)	(8)	(67)	(12)
Other (d)	—	3	3	4

Net income	$21	$34	$176	$243

(a)	The twelve months ended December 31, 2004 includes a $21 million after-tax gain related to the sale of a limited partnership interest in the Phoenix Suns.

(b)	Primarily relates to the sale of commercial properties.

(c)	See “Sale of Silverhawk” below.

(d)	Relates to the 2004 sale of NAC.
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment and our marketing and trading segment, gross margin refers to electric operating revenues less purchased power and fuel costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with Securities and Exchange Commission rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses.
Sale of Silverhawk
     In June 2005, we entered into an agreement to sell our 75% interest in the Silverhawk Power Station to Nevada Power Company. As a result of the sale, we recorded an after-tax loss from discontinued operations of approximately $56 million in the second quarter of 2005. The marketing and trading segment discontinued operations in the chart above include this loss as well as revenues and expenses related to the operations of Silverhawk. The sale was completed on January 10, 2006.

Deferred Fuel and Purchased Power Costs
     The settlement of APS’ 2003 general retail rate case became effective April 1, 2005. As part of the settlement, the ACC approved a 4.2% annual retail rate increase and a power supply adjustor (“PSA”) that provides mechanisms for adjusting rates to reflect variations in fuel and purchased power costs. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual fuel and purchased power costs, net of Off-System Sales margins, and the amount for such costs currently included in base rates. The current base rate for fuel and purchased power costs is based on 2003 price levels and spot prices for natural gas and wholesale power have increased over 40% since then. Although APS defers actual fuel and purchased power costs on a current basis, APS’ recovery of the deferrals from its ratepayers is subject to annual PSA adjustments and ACC approval of periodic surcharge applications.
     Actual fuel and purchased power costs are higher than prior periods primarily due to higher fuel prices and increased plant outage days.
     The amount of APS’ pretax accumulated PSA deferrals of realized costs at December 31, 2005 was $173 million, including interest. This amount includes $111 million of PSA deferrals that are expected to be recovered through the PSA annual adjustor rate that became effective February 1, 2006.
Operating Results — Three-month period ended December 31, 2005 compared with three-month period ended December 31, 2004
     Our consolidated net income for the three months ended December 31, 2005 was $21 million compared with $34 million for the prior-year period. The current-quarter net income included an after-tax net loss from discontinued operations of $3 million compared with an after-tax loss of $4 million in the prior-year quarter, both of which are primarily related to Silverhawk operations (see “Sale of Silverhawk” above). Income from continuing operations decreased $14 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $14 million primarily due to deferred fuel and purchased power costs; higher retail sales volumes due to customer growth; lower depreciation due to lower depreciation rates; a retail price increase effective April 1, 2005; and lower interest expense primarily due to lower outstanding debt balances. These positive factors were partially offset by higher fuel and purchased power costs due to more plant outage days and higher prices, and higher operations and maintenance expense related to generation and customer service.

•	Real Estate Segment — Income from continuing operations decreased approximately $20 million primarily due to the timing of parcel sales. Most of these sales closed earlier in 2005 than in 2004.

•	Marketing and Trading Segment — Income from continuing operations decreased approximately $8 million primarily due to the absence of Off-System Sales that we began reporting in the regulated electricity segment in April 2005; lower mark-to-market gains on contracts for future delivery; and lower unit margins on competitive retail sales in California.
Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Deferred fuel and purchased power costs (see discussion above)	$29	$18
Higher retail sales volumes due to customer growth, excluding weather effects	17	10
Retail price increase effective April 1, 2005	10	6
Higher fuel and purchased power costs primarily due to more plant outage days and higher prices	(23)	(14)
Miscellaneous items, net	(2)	(1)

Net increase in regulated electricity segment gross margin	31	19

Marketing and trading segment gross margin:
Lower realized margins on wholesale sales primarily due to the absence of sales that we began reporting in the regulated electricity segment in April 2005	(7)	(4)
Lower unit margins on competitive retail sales in California	(5)	(3)
Lower mark-to-market gains on contracts for future delivery due to changes in forward prices	(4)	(3)

Net decrease in marketing and trading segment gross margin	(16)	(10)

Net increase in gross margin for regulated electricity and marketing and trading segments	15	9
Lower real estate segment contribution primarily due to decreased parcel sales in the quarter related to the timing of closings in 2005 compared to 2004	(33)	(20)
Higher operations and maintenance expense primarily related to increased generation and customer service costs, including regulatory demand-side management programs	(11)	(7)
Lower interest expense net of capitalized financing costs primarily due to lower outstanding debt balances	6	4
Lower depreciation and amortization due to lower depreciation rates, partially offset by increased depreciable assets	11	7
Miscellaneous items, net	(6)	(7)

Net decrease in income from continuing operations	$(18)	(14)

Discontinued operations primarily related to Silverhawk		1

Net decrease in net income		$(13)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $59 million higher for the three months ended December 31, 2005 compared with the prior-year period primarily as a result of:
•	a $25 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $20 million increase in Off-System Sales primarily due to sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $10 million increase in retail revenues due to a price increase effective April 1, 2005; and

•	a $4 million increase due to miscellaneous factors.
     Real Estate Revenues
     Real estate revenues were $58 million lower for the three months ended December 31, 2005 compared with the prior-year period primarily due to the timing of parcel sales. Most of these sales closed earlier in 2005 than in 2004.
     Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $27 million lower for the three months ended December 31, 2005 compared with the prior-year period primarily as a result of:
•	a $20 million decrease in Off-System Sales due to the absence of sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $7 million decrease in marketing and trading revenues due to lower sales volumes;

•	a $5 million decrease in mark-to-market gains on forward contracts resulting from lower prices for wholesale electricity; and

•	a $5 million increase from higher prices for competitive retail sales in California.

Operating Results — Twelve-month period ended December 31, 2005 compared with twelve-month period ended December 31, 2004
     Our consolidated net income for the year ended December 31, 2005 was $176 million compared with $243 million for the prior year. The current-year net income included an after-tax net loss from discontinued operations of $47 million compared with a $4 million after-tax loss in the prior year, which for both years is related primarily to the sale and operations of Silverhawk (see “Sale of Silverhawk” above), partially offset by sales of commercial properties at SunCor. Income from continuing operations decreased $24 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Income from continuing operations increased approximately $15 million primarily due to deferred fuel and purchased power costs; a retail price increase effective April 1, 2005; higher retail sales volumes due to customer growth; lower depreciation due to lower depreciation rates; lower regulatory asset amortization; and effects of weather on retail sales. These positive factors were partially offset by the regulatory disallowance of plant costs in accordance with the APS retail rate case settlement; higher fuel and purchased power costs primarily due to higher prices and more plant outage days; higher operations and maintenance expense related to generation and customer service; and higher property taxes due to increased plant in service.

•	Marketing and Trading Segment — Income from continuing operations decreased approximately $13 million primarily due to lower unit margins on competitive retail sales in California; the absence of Off-System Sales that we began reporting in the regulated electricity segment in April 2005; and lower mark-to-market gains on contracts for future delivery.

•	Real Estate Segment — Income from continuing operations decreased approximately $5 million primarily due to decreased parcel sales partially offset by increased margins on home sales. Income from discontinued real estate operations increased $13 million due to higher commercial property sales.

•	Other Segment — Income from continuing operations decreased approximately $21 million primarily due to an after-tax gain related to the sale of a limited partnership interest in the Phoenix Suns recorded in the prior year.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions).

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Deferred fuel and purchased power costs (see discussion above)	$171	$104
Retail price increase effective April 1, 2005	65	40
Higher retail sales volumes due to customer growth, excluding weather effects	58	35
Effects of weather on retail sales	14	9
Higher fuel and purchased power costs primarily due to higher prices and more plant outage days	(126)	(77)
Miscellaneous items, net	(8)	(5)

Net increase in regulated electricity segment gross margin	174	106

Marketing and trading segment gross margin:
Lower unit margins on competitive retail sales in California	(13)	(8)
Lower realized margins on wholesale sales primarily due to the absence of sales that we began reporting in the regulated segment in April 2005	(4)	(3)
Lower mark-to-market gains on contracts for future delivery due to changes in forward prices	(4)	(2)

Net decrease in marketing and trading segment gross margin	(21)	(13)

Net increase in gross margin for regulated electricity and marketing and trading segments	153	93
Regulatory disallowance, in accordance with the APS retail rate case settlement	(139)	(84)
Lower real estate segment contribution primarily related to decreased parcel sales, partially offset by increased margins on home sales	(8)	(5)
Lower other income primarily due to sale of limited partnership interest in Phoenix Suns recorded in the prior year, partially offset by higher interest income	(30)	(18)
Operations and maintenance increases primarily due to:
Generation costs, including maintenance and overhauls	(20)	(12)
Customer service costs, including regulatory demand-side management programs and planned maintenance	(20)	(12)
Miscellaneous items, net	(4)	(2)
Depreciation and amortization decreases primarily due to:
Lower regulatory asset amortization	22	13
Lower depreciation rates, partially offset by increased depreciable assets	22	13
Higher property taxes primarily due to increased plant in service	(11)	(7)
Miscellaneous items, net	2	(3)

Net decrease in income from continuing operations	$(33)	(24)

Discontinued operations related to:
Sale of Silverhawk (see discussion above)		(56)
Sales of real estate assets and other		13

Net decrease in net income		$(67)

     Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $202 million higher for the year ended December 31, 2005 compared with the prior year primarily as a result of:
•	an $81 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $65 million increase in retail revenues due to a price increase effective April 1, 2005;

•	a $40 million increase in Off-System Sales primarily resulting from sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	an $11 million increase in retail revenues related to weather; and

•	a $5 million increase due to miscellaneous factors.
     Marketing and Trading Segment Revenues
     Marketing and trading segment revenues were $49 million lower for the year ended December 31, 2005 compared with the prior year primarily as a result of:
•	a $40 million decrease in Off-System Sales due to the absence of sales previously reported in the marketing and trading segment that were classified beginning in April 2005 as sales in the regulated electricity segment in accordance with the APS retail rate case settlement;

•	a $4 million decrease in mark-to-market gains on forward contracts resulting from lower volumes;

•	a $3 million decrease in marketing and trading revenues due to lower sales volumes; and

•	a $2 million decrease from lower volumes of competitive retail sales in California.
     Real Estate Revenues
     Real estate revenues were $12 million lower for the year ended December 31, 2005 compared with the prior year primarily due to decreased parcel sales, partially offset by increased home sales at SunCor.
Other Revenues
     Other revenues were $18 million higher for the year ended December 31, 2005 compared to the prior year primarily due to increased sales of energy-related products and services by APS Energy Services.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2005	2004	Amount	Percent
Operating Revenues
Regulated electricity segment	$488,035	$429,295	$58,740	13.7%	B
Marketing and trading segment	84,098	110,521	(26,423)	23.9%	W
Real estate segment	105,081	163,553	(58,472)	35.8%	W
Other revenues	14,458	9,912	4,546	45.9%	B

Total	691,672	713,281	(21,609)	3.0%	W

Operating Expenses
Regulated electricity segment fuel and purchased power	152,609	125,024	27,585	22.1%	W
Marketing and trading segment fuel and purchased power	77,744	88,151	(10,407)	11.8%	B
Operations and maintenance	168,706	157,732	10,974	7.0%	W
Real estate segment operations	87,811	108,634	(20,823)	19.2%	B
Depreciation and amortization	85,622	96,655	(11,033)	11.4%	B
Taxes other than income taxes	28,512	27,064	1,448	5.4%	W
Other expenses	12,536	8,215	4,321	52.6%	W
Regulatory disallowance	(4,655)	—	(4,655)	100.0%	B

Total	608,885	611,475	(2,590)	0.4%	B

Operating Income	82,787	101,806	(19,019)	18.7%	W

Other
Allowance for equity funds used during construction	2,784	2,026	758	37.4%	B
Other income	5,505	3,309	2,196	66.4%	B
Other expense	(13,895)	(7,066)	(6,829)	96.6%	W

Total	(5,606)	(1,731)	(3,875)	223.9%	W

Interest Expense
Interest charges	42,267	48,463	(6,196)	12.8%	B
Capitalized interest	(1,884)	(2,774)	890	32.1%	W

Total	40,383	45,689	(5,306)	11.6%	B

Income From Continuing Operations Before Income Taxes	36,798	54,386	(17,588)	32.3%	W
Income Taxes	13,029	16,666	(3,637)	21.8%	B

Income From Continuing Operations	23,769	37,720	(13,951)	37.0%	W
Loss From Discontinued Operations Net of Income Taxes	(2,422)	(3,991)	1,569	39.3%	B

Net Income	$21,347	$33,729	$(12,382)	36.7%	W

Weighted-Average Common Shares Outstanding — Basic	98,982	91,620	7,362	8.0%
Weighted-Average Common Shares Outstanding — Diluted	99,050	91,779	7,271	7.9%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.24	$0.41	$(0.17)	41.5%	W
Net Income — Basic	$0.22	$0.37	$(0.15)	40.5%	W
Income From Continuing Operations — Diluted	$0.24	$0.41	$(0.17)	41.5%	W
Net Income — Diluted	$0.22	$0.37	$(0.15)	40.5%	W
Certain prior-year amounts have been reclassified to conform to the 2005 presentation.
     B — Better
     W — Worse

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2005	2004	Amount	Percent
Operating Revenues
Regulated electricity segment	$2,237,145	$2,035,247	$201,898	9.9%	B
Marketing and trading segment	351,558	400,628	(49,070)	12.2%	W
Real estate segment	338,031	350,315	(12,284)	3.5%	W
Other revenues	61,221	42,816	18,405	43.0%	B

Total	2,987,955	2,829,006	158,949	5.6%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	595,141	567,433	27,708	4.9%	W
Marketing and trading segment fuel and purchased power	293,091	320,667	(27,576)	8.6%	B
Operations and maintenance	635,827	592,320	43,507	7.3%	W
Real estate segment operations	278,366	284,194	(5,828)	2.1%	B
Depreciation and amortization	347,652	391,597	(43,945)	11.2%	B
Taxes other than income taxes	132,040	120,722	11,318	9.4%	W
Other expenses	51,987	34,108	17,879	52.4%	W
Regulatory disallowance	138,562	—	138,562	100.0%	W

Total	2,472,666	2,311,041	161,625	7.0%	W

Operating Income	515,289	517,965	(2,676)	0.5%	W

Other
Allowance for equity funds used during construction	11,191	4,885	6,306	129.1%	B
Other income	23,360	53,289	(29,929)	56.2%	W
Other expense	(26,716)	(21,340)	(5,376)	25.2%	W

Total	7,835	36,834	(28,999)	78.7%	W

Interest Expense
Interest charges	185,087	183,527	1,560	0.9%	W
Capitalized interest	(12,018)	(11,460)	(558)	4.9%	B

Total	173,069	172,067	1,002	0.6%	W

Income From Continuing Operations Before Income Taxes	350,055	382,732	(32,677)	8.5%	W
Income Taxes	126,892	136,142	(9,250)	6.8%	B

Income From Continuing Operations	223,163	246,590	(23,427)	9.5%	W
Loss From Discontinued Operations Net of Income Taxes	(46,896)	(3,395)	(43,501)	1281.3%	W

Net Income	$176,267	$243,195	$(66,928)	27.5%	W

Weighted-Average Common Shares Outstanding — Basic	96,484	91,397	5,087	5.6%
Weighted-Average Common Shares Outstanding — Diluted	96,590	91,532	5,058	5.5%
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$2.31	$2.70	$(0.39)	14.4%	W
Net Income — Basic	$1.83	$2.66	$(0.83)	31.2%	W
Income From Continuing Operations — Diluted	$2.31	$2.69	$(0.38)	14.1%	W
Net Income — Diluted	$1.82	$2.66	$(0.84)	31.6%	W
Certain prior-year amounts have been reclassified to conform to the 2005 presentation.
     B — Better
     W — Worse